Exhibit 12(a)
PPL CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
(Millions of Dollars)

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2015 (a)	2014 (a)	2013 (a)	2012 (a)	2011 (a)
Earnings, as defined:
Income from Continuing Operations Before
Income Taxes	$2,068	$2,129	$1,728	$1,406	$922
Adjustment to reflect earnings from equity method
investments on a cash basis (b)	(1)			34
	2,067	2,129	1,728	1,440	922

Total fixed charges as below	1,054	1,095	1,096	1,065	1,022
Less:
Capitalized interest	11	11	11	6	4
Preferred security distributions of subsidiaries
on a pre-tax basis				5	23
Interest expense and fixed charges related to
discontinued operations	150	186	235	235	231
Total fixed charges included in Income from
Continuing Operations Before Income Taxes	893	898	850	819	764

Total earnings	$2,960	$3,027	$2,578	$2,259	$1,686

Fixed charges, as defined:
Interest charges (c)	$1,038	$1,073	$1,058	$1,019	$955
Estimated interest component of operating rentals	16	22	38	41	44
Preferred securities distributions of subsidiaries
on a pre-tax basis				5	23

Total fixed charges (d)	$1,054	$1,095	$1,096	$1,065	$1,022

Ratio of earnings to fixed charges	2.8	2.8	2.4	2.1	1.7
Ratio of earnings to combined fixed charges and
preferred stock dividends (e)	2.8	2.8	2.4	2.1	1.7

(a)	All periods reflect PPL's former Supply segment as Discontinued Operations. See Note 8 to the Financial Statements for additional information.
(b)	Includes other-than-temporary impairment loss of $25 million in 2012.
(c)	Includes interest on long-term and short-term debt, as well as amortization of debt discount, expense and premium - net.
(d)	Interest on unrecognized tax benefits is not included in fixed charges.
(e)	PPL, the parent holding company, does not have any preferred stock outstanding; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

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